Exhibit 99.1

Contacts:
(Investors)	(Media)
Chris Cline, CFA	Scott Santiamo
Senior Director, Investor Relations	Associate Director,
646-564-3680	Corporate Communications
IR@retrophin.com	646-564-3672
scott.santiamo@retrophin.com

Retrophin Appoints Neil McFarlane Chief Operating Officer
SAN DIEGO (August 15, 2016) - Retrophin, Inc. (NASDAQ: RTRX) today announced Neil McFarlane has been appointed chief operating officer. In this newly created position, Mr. McFarlane will help guide the Company’s daily operations with principal responsibility for commercial operations, business development, patient services, and program management. Mr. McFarlane will report to chief executive officer Stephen Aselage.
“Neil brings a proven pedigree of operational excellence and strategic vision that will enhance the reach of our current therapies, and maximize the value of our pipeline and development opportunities,” said Mr. Aselage. “Neil joins Retrophin at an exciting time and his contributions will play a key role in the company’s continued growth.”
Mr. McFarlane brings significant experience to Retrophin, having held positions of increasing responsibility at leading biopharmaceutical companies, including UCB and Sanofi Genzyme. Most recently, Mr. McFarlane served as vice president of UCB, where he was responsible for the Global Bone Business in collaboration with Amgen. Mr. McFarlane also served as vice president and general manager of Immunology during his tenure at UCB. This was preceded by roles as vice president of International Transplant and as vice president of Europe Transplant while at Genzyme.
“I am excited to join an organization that is poised to take the next step in its evolution as a growing rare disease company, and look forward to providing additional strategic and operational direction to help shape the future of Retrophin,” said Mr. McFarlane. “I am pleased to have the opportunity to work with a growing commercial portfolio, a pipeline led by innovative candidates, and most importantly, a talented group of colleagues that share the desire to make a difference for people living with rare diseases.”
Mr. McFarlane served as an officer and enlisted soldier in the United States Army Reserves. Mr. McFarlane received his Bachelor and Master of Science in Nursing from the University of Florida.
Inducement Awards
In connection with the hiring of Mr. McFarlane, on August 15, 2016, Retrophin’s Board of Directors granted the following inducement awards to Mr. McFarlane: (i) a stock option to purchase 120,000 shares of Retrophin common stock, (ii) a performance-based restricted stock unit award covering 30,000 shares of Retrophin common stock, and (iii) a time-based restricted stock unit award covering 15,000 shares of Retrophin common stock. The stock option has an exercise price per share equal to the closing price of Retrophin’s common stock on the date of grant. The stock option is a non-qualified stock option, has a 10-year term and will vest over three years, with one-third vesting on the one-year anniversary of the grant date and remaining two-thirds vesting over the following two years in eight equal quarterly installments. The performance-based restricted stock unit award will vest upon Retrophin’s achievement of specified revenue, business development and regulatory milestones; provided, however, that no portion of the performance-based restricted stock unit award will vest prior to the one-year anniversary of the grant date. The time-based restricted stock unit award will vest over three years, with one-third vesting on the one-year anniversary of the grant date and remaining two-thirds vesting over the following two years in eight equal quarterly installments.

In addition, on August 15, 2016, Retrophin hired Christopher Porter as its vice president, Government Affairs & Policy. In connection with the hiring of Mr. Porter, on August 15, 2016, Retrophin’s Board of Directors granted an inducement award to Mr. Porter in the form of a stock option to purchase 45,000 shares of Retrophin common stock. The stock option has an exercise price per share equal to the closing price of Retrophin’s common stock on the date of grant. The stock option is a non-qualified stock option, has a 10-year term and will vest over three years, with one-third vesting on the one-year anniversary of the grant date and remaining two-thirds vesting over the following two years in eight equal quarterly installments.
Each of the stock awards described above is subject to the terms of Retrophin’s 2015 Equity Incentive Plan, but was granted outside of the 2015 Equity Incentive Plan, and was granted as an inducement material to such individuals entering into employment with Retrophin in accordance with NASDAQ Listing Rule 5635(c)(4).
About Retrophin
Retrophin is a fully integrated biopharmaceutical company dedicated to delivering life-changing therapies to people living with rare diseases who have few, if any, treatment options. The Company’s approach centers on its pipeline featuring clinical-stage assets targeting rare diseases with significant unmet medical needs, including sparsentan for focal segmental glomerulosclerosis (FSGS), a disorder characterized by progressive scarring of the kidney often leading to end-stage renal disease, and RE-024 for pantothenate kinase-associated neurodegeneration (PKAN), a life-threatening neurological disorder that typically begins in early childhood. Research exploring the potential of early-stage assets in several rare diseases is also underway. Retrophin’s R&D efforts are supported by revenues from the Company’s commercial products Thiola®, Cholbam® and Chenodal®.
Retrophin.com

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